UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2014

APPLIED GENETIC TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36370	59-3553710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11801 Research Drive

Suite D

Alachua, Florida 32615

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (386) 462-2204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2014, we entered into employment agreements with Susan B. Washer, our chief executive officer and president, and Jeffrey D. Chulay, our chief medical officer and vice president of regulatory affairs. Under the terms of the employment agreements, Ms. Washer and Dr. Chulay will continue to be employed as our at-will employees. Under the agreements, these officers’ annual base salaries are set at $400,000 for Ms. Washer and $350,000 for Dr. Chulay. The employment agreements also provide, among other things, that each officer will be entitled to receive annual incentive compensation at levels, and subject to the achievement of individual and corporate goals, set by our compensation committee.

Under the terms of her employment agreement, if we terminate Ms. Washer’s employment without “cause” or if she terminates her employment with us for “good reason” prior to a change of control or during the 12-month period following a “change of control,” in each case as those terms are defined in her employment agreement, she will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•	An amount equal to the sum of (a) her then current annual base salary and (b) the product of her target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•	She will also be entitled to continue to participate in our benefits plans for a period of up to 12 months following the effective date of the termination of her employment on substantially the same terms as were in effect immediately prior to her termination.

•	In addition, if Ms. Washer’s employment is terminated by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, all unvested equity awards previously granted to her will become fully vested as of the date of the termination of her employment.

•	In the event Ms. Washer terminates her employment for good reason other than during the 12-month period following a change of control, each unvested equity award previously granted to her will immediately vest with respect to 50% of the shares that are unvested as of the effective date of the termination of her employment.

•	In the case of any award, the vesting of which is contingent in whole or in part upon the attainment of any corporate or market performance condition that has not been satisfied as of the date of the termination of Ms. Washer’s employment, that condition will be deemed to have been satisfied as of the date of termination at the 100% level, in the case of a termination by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, or the 50% level, in the case of a termination by Ms. Washer for good reason other than during the 12 months following a change of control.

Under the terms of his employment agreement, if we terminate Dr. Chulay’s employment without “cause” or if Dr. Chulay terminates his employment for with us for “good reason” during the 12-month period following a “change of control,” in each case as those terms are defined in his employment agreement, he will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•	An amount equal to the sum of (a) 75% of his then current annual base salary and (b) the product of his target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•	He will also be entitled to continue to participate in our benefits plans for a period of up to nine months following the effective date of such a termination of his employment on substantially the same terms as were in effect immediately prior to his termination.

•	In addition, if Dr. Chulay’s employment is terminated during the 12 months following a change of control by us without cause or by Dr. Chulay for good reason, all unvested equity awards previously granted to Dr. Chulay will become fully vested as of the date of such a termination of his employment.

•	In the event we terminate Dr. Chulay’s employment without cause at any time other than during the 12-month period following a change of control, each unvested equity award previously granted to Dr. Chulay will immediately vest with respect to 50% of the shares that are unvested as of the effective date of the termination of his employment.

•	In the case of any award, the vesting of which is contingent in whole or in part upon the attainment of any corporate or market performance condition that has not been satisfied as of the date of the termination of Dr. Chulay’s employment, that condition will be deemed to have been satisfied as of the date of termination at the 100% level, in the case of a termination during the 12 months following a change of control by us without cause or by Dr. Chulay for good reason, or the 50% level, in the case of a termination by us without cause other than during the 12 months following a change of control.

The foregoing summary of the employment agreements with Ms. Washer and Dr. Chulay does not purport to be complete and is qualified in its entirety by reference to the agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)

Exhibit No.	Description

10.1	Employment Agreement dated as of September 26, 2014 between Applied Genetic Technologies Corporation and Susan B. Washer.

10.2	Employment Agreement dated as of September 26, 2014 between Applied Genetic Technologies Corporation and Jeffrey D. Chulay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED GENETIC TECHNOLOGIES CORPORATION

Date:	October 2, 2014	By:	/s/ Lawrence E. Bullock
Lawrence E. Bullock
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of September 26, 2014 between Applied Genetic Technologies Corporation and Susan B. Washer.

10.2	Employment Agreement dated as of September 26, 2014 between Applied Genetic Technologies Corporation and Jeffrey D. Chulay.